Exhibit 5.1

April 12, 2017

Québec

a/s Ministère des Finances

12, rue Saint-Louis

Québec, Québec CANADA

G1R 5L3

Dear Sirs:

Re:	Québec – Issue of US$1,250,000,000, 2.750% Global Notes Series QS, Due April 12, 2027

As counsel for Québec in the matter of the issue and sale by Québec of US$1,250,000,000 aggregate principal amount of Québec’s 2.750% Global Notes Series QS due April 12, 2027 (the “Notes”), we have examined the following:

a)

a copy of Registration Statement No 333-200812 of Québec filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2014, as supplemented by Amendment No. 1 to Registration Statement filed with the SEC on January 20, 2015 (the “Amendment No. 1”) (such Registration Statement and Amendment No. 1 and all materials incorporated therein by reference being hereinafter called the “Registration Statement”);

b)

a copy of the prospectus dated January 29, 2015 forming part of the Registration Statement and all materials incorporated by reference therein (the “Prospectus”), as supplemented by the prospectus supplement dated April 5, 2017, relating to the Notes (the “Prospectus Supplement”), which updates and supplements certain information contained in the Prospectus;

c)	a copy of the Prospectus Supplement;

d)	an electronic transmission of an executed copy of the Global Notes (as defined in the Fiscal Agency Agreement);

e)

an electronic transmission of an executed copy of the Terms Agreement entered into among Québec and J.P. Morgan Securities plc, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC and TD Securities (USA) LLC, acting jointly on behalf of themselves and the several underwriters named therein, dated April 5, 2017 (the “Terms Agreement”), which incorporates by reference all of the provisions of the Québec Underwriting Agreement Standard Provisions (Debt Securities) dated April 5, 2017 (the “Underwriting Agreement Standard Provisions”);

f)

an electronic transmission of an executed copy of the Fiscal Agency Agreement dated as of April 12, 2017 between Québec and Deutsche Bank Trust Company Americas (the “Registrar”) as registrar, fiscal agent, transfer agent and principal paying agent (the “Fiscal Agency Agreement”);

g)

copies of Order in Council No 448-2014 adopted by the Gouvernement du Québec on May 21, 2014 (“Order in Council No 448-2014”), in relation to the Registration Statement, Order in Council No 40-2015 adopted by the Gouvernement du Québec on January 28, 2015 amending Order in Council No 448-2014 (“Order in Council No 40-2015”) and Order in Council No 567-2016 adopted by the Gouvernement du Québec on June 22, 2016 with respect to the authorization of the issue and sale of the Notes (“Order in Council No 567-2016”), as certified by an authorized official of Québec as of the date hereof (collectively, the “Orders in Council”);

h)

a copy of ministerial order No FIN-3 of the Minister of Finance of Québec dated July 7, 2003 (the “Ministerial Order”) authorizing, inter alia, certain persons to conclude and sign on behalf of Québec borrowing transactions and certain means to sign any debt security and any documents related to a borrowing transaction and a signed copy of a letter dated April 5, 2017 addressed to Mr. Jean-Claude Lauzon, Delegate General in New York, authorizing certain persons to sign on behalf of Québec the Terms Agreement, the Fiscal Agency Agreement and all documents relating to the issuance and sale of the Notes, as certified by an authorized official of the Ministère des Finances of Québec as of the date hereof;

i)

a certificate, dated April 12, 2017, of an authorized official of the Ministère des Finances of Québec pursuant to Section 5(g) of the Underwriting Agreement Standard Provisions certifying the compliance of the issuance of the Global Notes with the Order in Council No 567-2016;

j)

a certificate of an authorized official of the Ministère des Finances of Québec dated April 12, 2017 as to the delivery of the Notes and the amount of other debt securities of Québec outstanding on the date hereof and certifying that the Terms Agreement and the Fiscal Agency Agreement and the Notes were signed and delivered outside Québec;

k)	a certificate of the Secretary to the Ministère des Finances of Québec dated April 12, 2017 as to the authorized officials (signatories) of Québec, their titles and specimen signatures;

l)	a certificate of the Secrétaire général associé du Secrétariat du Conseil exécutif dated April 12, 2017 regarding validity of the Orders in Council;

m)	the Financial Administration Act (Québec), the Civil Code of Québec and all other applicable laws of Canada and of Québec;

n)	the Taxation Act (Québec), the Income Tax Act (Canada) and the regulations adopted thereunder (collectively, the “Canadian Tax Act”); and

o)	such other documents and legislation as we have considered necessary or appropriate to examine for the purpose of this opinion.

For the purpose of this opinion, we have:

(i)

assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as certified, photocopied, electronic or facsimile copies;

(ii)	assumed that, insofar as any obligation fails to be performed in any jurisdiction outside Québec, its performance would not be illegal or ineffective by virtue of the laws of that jurisdiction;

(iii)	assumed that the Terms Agreement and the Fiscal Agency Agreement have been duly authorized, executed and delivered by or on behalf of each of the parties thereto other than Québec; and

(iv)

relied on the certificate of an authorized official of the Ministère des Finances of Québec relating to the debt securities of Québec outstanding as at the date hereof and to certain questions of fact.

Based on the foregoing and subject to the qualifications below, we are of the following opinion:

A)

the Notes have been duly authorized by Québec and the Global Notes have been duly executed by Québec and constitute valid and legally binding, unsecured and unconditional general obligations of Québec; and the Global Notes will be enforceable against Québec in accordance with their terms, subject to the qualifications set forth in paragraph B) herein, and subject furthermore to the provisions of Book Ten, Title Four of the Civil Code of Québec whereby, in recognizing and enforcing a decision rendered by a court outside Québec for a sum of money expressed in foreign currency, a Québec court will convert that sum of money in Canadian currency at the rate of exchange prevailing on the day such decision becomes enforceable at the place where it was rendered and whereby, in the cases listed below, a decision rendered by a court outside Québec would not be recognized and, where applicable, declared enforceable by a Québec court:

1.	the court rendering the decision had no jurisdiction under the provisions of the Civil Code of Québec;

2.

the decision is not final or enforceable at the place where it was rendered, is in contravention of fundamental principles of procedure, or is manifestly inconsistent with public order as understood in international relations;

3.	a decision on the same matter either (i) is pending before or has been rendered by a Québec court or (ii) has been rendered by a foreign tribunal and is recognizable in Québec;

4.	the decision enforces obligations resulting from taxation laws of a foreign country which does not itself recognize and enforce the obligations resulting from Québec law; or

5.	the decision is rendered by default and the act of procedure initiating the proceedings was not duly served on the defaulting party;

B)

Québec does not enjoy, under the laws of Québec and the laws of Canada applicable therein, a right of immunity from suit, on the ground of sovereignty or otherwise, in respect of its obligations under the Notes, subject to the following qualifications:

1.

the provisions of the Code of Civil Procedure of Québec which bar extraordinary recourses (quo warranto, mandamus and evocation) and provisional remedies (injunction, seizure of assets before judgment and judicial sequestration) against the Gouvernement du Québec; and

2.	the general immunity of the State from compensation, set-off, acquisitive prescription, attachment and execution on a judgment.

C)

Our opinions with respect to Canadian taxes are as set forth under the caption “Description of the Securities – Canadian Taxes on Debt Securities” in the Prospectus and the caption “Tax Matters – Canadian Federal Income Taxation” in the Prospectus Supplement and we hereby consent to the references to us under such captions.

The foregoing opinions are subject to the following qualifications:

a)	the foregoing opinions are based upon legislation in effect as of the date hereof and are limited to the laws of Québec and the laws of Canada applicable therein;

b)

the foregoing opinions are subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally, to general equitable principles, including certain equitable principles contained in the Civil Code of Québec, and to the fact that certain recourses, such as specific performance or injunction proceedings, are ordered in the discretion of a court of competent jurisdiction;

c)

the Civil Code of Québec provides that notwithstanding the designation in a contract of the laws of Québec as being the governing laws, if the laws of Québec invalidate the designation, the courts apply the laws of the country with which the act is most closely connected (within the meaning of the Civil Code of Québec), in view of its nature and the attendant circumstances; and

d)	under the provisions of the Currency Act (Canada), the courts are precluded from rendering any monetary judgment in any currency other than the lawful currency of Canada.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Amendment No. 18 to Form 18-K/A dated April 12, 2017 to be filed by Québec. By giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

/s/ Miller Thomson LLP